Exhibit 10.30

A. W. Homan
Attorney
[address redacted]

October 2, 2019

Prothena Biosciences Inc
331 Oyster Point Boulevard
South San Francisco, CA 94080
Attention: Michael J. Malecek, Chief Legal Officer and Secretary

RE: Engagement Agreement

Dear Mike:

This confirms that I have been engaged to provide legal advice and assistance to Prothena Biosciences Inc and its affiliates (individually and collectively, the “Company”), as such advice and assistance may be requested by the Company and agreed by me.

This letter and the attached Terms of Engagement, which is incorporated herein by reference (collectively, this “Engagement Agreement”), sets forth the terms of and shall govern that engagement unless we agree in writing on different terms.

If the terms of this Engagement Agreement are acceptable, please indicate the Company’s agreement by signing below and returning this letter to me.

Best regards,

/s/ A. W. Homan

A. W. Homan

Attachment

ACCEPTED AND AGREED:

Prothena Biosciences Inc

By: /s/ Michael J. Malecek
Name: Michael J. Malecek
Title: Chief Legal Officer and Secretary
Date: October 2, 2019

Terms of Engagement

1.Scope. In all matters in which I advise and assist the Company under the Engagement Agreement, I will provide services only of a strictly legal nature. It is understood that the Company will not be relying on me for business, investment, accounting or tax advice. The Company understands that I will not and cannot make any guarantee regarding the outcome of any matter.
2.Fees. My hourly rate is $500.
3.Expenses. The Company will reimburse me for reasonable out-of-pocket travel and other expenses, without commission or mark-up, actually incurred by me to perform my services under this Engagement Agreement.
4.Estimates; Maximum Amount Payable. To the extent that the Company requests that I provide an estimate of future fees and expenses associated with a particular matter or service, the Company understands that any such estimate is only an estimate based on a number of uncertain factors, as to which information is generally incomplete and constantly changing, and that the actual fees and expenses will be determined in accordance with the provisions of our Engagement Agreement and may vary significantly from that estimate.
5.Invoices. I will submit to the Company a monthly invoice for services actually performed and expenses actually incurred. Each such invoice will include (a) a description of the services performed, by date, and the amount of time spent for each service, (b) the compensation earned by me at the hourly rate set forth in Section 2 above, and (c) the reimbursable expenses incurred by me in accordance with Section 3 above. The Company will pay all undisputed amounts no later than thirty (30) days from its receipt of the applicable invoice.
6.Confidentiality. I have an ethical obligation to preserve the confidences of the Company as my client. This duty of confidentiality is owed to the Company, and not to its shareholders, officers, directors or employees.
7.Conflicts of Interest. I will not undertake any representation of another client if the other representation is related to a matter in which I have represented the Company, unless I first obtain the Company’s written consent.
8.Termination. I and the Company each have the right to terminate my engagement at any time.
9.Disposition of Files. I have a practice of destroying client files at various times after the completion of matters. I will make reasonable efforts to notify the Company in writing at least 30 days before the scheduled destruction date of any of its files. The Company will then have the option to take possession of the files.
10.Insurance. I have disclosed and the Company understands that I do not have professional liability insurance.

11.Independent Counsel. The Company acknowledges that it has been given a reasonable opportunity to seek the advice of independent counsel of its choice with respect to this Engagement Agreement, and that the Company has availed itself of that opportunity if and to the extent the Company deemed it appropriate to do so.